SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 19, 2008

Date of Earliest Event Reported: August 19, 2008

ODYSSEY OIL & GAS, INC.
(Exact Name of Registrant as Specified in its Charter)

_________________________
(Former Name of Registrant)

Florida
(State of Organization)

65-1139235
(I.R.S. Employer Identification No.)

Commission File Number 333-106299
18 George Avenue
Rivonia, 2128 South Africa
Address of Principal Executive Offices
Registrants Telephone Number (including area code):+27(11)807-1446

ODYSSEY OIL & GAS, INC.

Report on Form 8-K

 ITEM 7.01. REGULATION FD Disclosure.

On August 19, 2008, the registrant’s Board of Directors approved changing the name of the Company to reflect the type of business that the Company is entering into. On the same day written consent was obtained from stockholders holding 68.4% of the outstanding shares of common stock to change the name to Odyssey Oil & Energy, Inc.

Additionally, on August 19, 2008, the registrant’s Board of Directors and stockholders holding 68.4% of the outstanding shares of common stock approved increasing the authorized shares of the Company to a total of 650,000,000 (six hundred and fifty million) shares of common stock and 20,000,000 (twenty million) shares of preferred stock effective September 20, 2008.

The Company has entered into the business of creating bio fuels from algae and is actively looking for acquisitions in areas relating to bio fuels and energy conservation. In this regards the Company is deliberating the future of its uranium holdings. Various options are available and decisions will be made in the near future. On July 25, 2008 the South African Department of Minerals and Energy granted the Section 11 prospecting rights to our subsidiary MCA Uranium One (Pty) Ltd to commence exploration of our prospect. The options available are

a.	To continue with the exploration of the uranium prospect.

b.	Acquire further uranium prospects and together with the existing one develop them in a new listing separate from our other business.

c.	Sell the uranium prospect to an outside buyer.

d.	Enter into an agreement with unaffiliated shareholders in the subsidiary to dispose of the uranium prospect.

The Board will perform its due diligence prior to making a decision regarding which of the above options to pursue.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(b)	EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY OIL & GAS, INC.

Date: August 19, 2008	By:	/s/ Arthur Johnson

Name: Arthur Johnson Title: Principal Executive Officer, President and Director